Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-127422 and 333-158672) on Form S-8 and in the registration statement (No. 333-157462) on Form S-4 of CF Industries Holdings, Inc. (the Company) of our report dated February 26, 2009, except for Notes 3 and 35, which are as of May 26, 2009, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in this current report on Form 8-K of CF Industries Holdings, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 157 — Fair Value Measurements and  the one year partial deferral guidance in Financial Accounting Standards Board Staff Position No. 157-2 — Effective Date of FASB Statement No. 157 as of January 1, 2008, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006, and to the retrospective application of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, and FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

/s/ KPMG LLP

Chicago, Illinois
May 26, 2009